Exhibit 99.1

Virgin Media promotes Scott Dresser to General Counsel

Virgin Media (NASDAQ:VMED; LSE:VMED) has today announced the appointment of Scott Dresser as General Counsel and Company Secretary with effect from January 1, 2011.  The appointment follows Bryan Hall’s decision to leave the Company and return to the US, having served at the company as General Counsel since 2004.

In his new role as Virgin Media’s chief legal officer, Scott will join the company’s executive management team and will report directly to Chief Executive Officer, Neil Berkett.  Scott will lead Virgin Media’s in-house legal department and external counsel on all legal, competition and regulatory issues.  He will also advise the board of directors.

Scott previously held the role of Deputy General Counsel where he was responsible for the company’s M&A and competition/regulatory teams, including leading the sale of Virgin Media Television as well as the successful challenge to BSkyB’s ownership stake in ITV and Virgin Media’s participation in Ofcom’s market investigation into the pay TV industry.

He joined Virgin Media in 2006 from US reinsurance company White Mountains Re Group, the principal operating company of White Mountains Insurance Group, a publicly traded reinsurer based in New York. Scott has over 20 years of experience in corporate strategy and development matters within the legal industry including ten years of practice in New York with international law firm, Morgan, Lewis & Bockius.

Neil Berkett, Virgin Media’s Chief Executive Officer, said: “Having worked closely with Scott over a number of years, I am absolutely delighted to welcome someone of his calibre to our executive management team. During a period of major industry developments, Scott has successfully led our legal team on many key initiatives and his experience will be extremely valuable as Virgin Media looks to extend its lead in the entertainment and communications sector.”

Neil Berkett added: “I’d also like to take this opportunity to thank Bryan Hall for his enormous contribution over the last six years as we built a robust business with an exciting future.  Bryan assembled a very strong legal department around him which made the decision to promote Scott an easy one. We wish Bryan every success in the future.”

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For further information:

Media

Virgin Media:

Gareth Mead

gareth.mead@virginmedia.co.uk

020 7299 5703

Investors

Virgin Media:

Richard Williams

richard.williams@virginmedia.co.uk

020 7299 5479